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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           HARVEY RADIO COMPANY, INC.

                        Under Section 805 of the Business
                                 Corporation Law

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certify that:

     1. The name of the corporation is HARVEY RADIO COMPANY, INC.

     2. The Certificate of Incorporation of HARVEY RADIO COMPANY, INC. was filed in the Department of State on the 10th day of January 1946. A Restated Certificate of Incorporation was filed in the Department of State on the 8th day of December, 1967.

     3. The Certificate of Incorporation is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences, and limitations of Preferred Shares of five separate series of the par value of $20 each as fixed by the Board of Directors, before the issuance of such series, under authority contained in the Certificate of Incorporation.

     4. To effectuate the foregoing amendment a new Paragraph (b)(4) is hereby added to ARTICLE THIRD of the Certificate of Incorporation, relating to the relative rights, preferences and limitations of Preferred Shares to read as follows:

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     (b)(4) 200 authorized Preferred Shares of the par value of $20 each, none of which has been issued, shall be issued in and as the second series to be designated Preferred Shares, Series B-1, par value $20 per share. Said series is hereinafter called "Series B-1 Series."

     200 authorized Preferred Shares of the par value of $20 each, none of which has been issued, shall be issued in and as the third series to be designated Preferred Shares, Series B-2, par value $20 per share. Said series is hereinafter called "Series B-2 Shares."

     200 authorized Preferred Shares of the par value of $20 each, none of which has been issued, shall be issued in and as the fourth series to be designated Preferred Shares, Series B-3, par value $20 per share. Said series is hereinafter called "Series B-3 Shares."

     200 authorized Preferred Shares of the par value of $20 each, none of which has been issued, shall be issued in and as the fifth series to be designated Preferred Shares, Series B-4, par value $20 per share. Said series is hereinafter called "Series B-4 Shares."

     200 authorized Preferred Shares of the par value of $20 each, none of which has been issued, shall be issued in and as the sixth series to be designated Preferred Shares, Series B-5, par value $20 per share. Said series is hereinafter called "Series B-5 Shares."

     The Series B-1 Shares, Series B-2 Share, Series B-3 Shares, Series B-4 Shares and Series B-5 Shares are sometimes hereinafter referred to collectively as the "Series B Preferred Shares."

     The designation, relative rights, preferences, and limitations of all shares of Series B Preferred Shares, insofar as not already fixed by the Certificate of Incorporation, shall be as follows:

     I. DIVIDENDS:

     The dividend rate of the Series B Preferred Shares shall be $10.00 per share per annum, cumulative from the date of issue, payable semi-annually on October 1, and March 1, in each year,

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commencing on October 1, 1968. Holders of the Series B Preferred Shares shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of cumulative cash dividends at such rate.

     II. LIQUIDATION PREFERENCE

     A. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Shares shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the junior stock of the Corporation (which stock for this purpose shall include the Common Stock and any other stock of the Corporation which, by its terms, is specifically made junior in right of payment to the Series B Preferred Shares) to be paid an amount equal to $200 per share, plus a further amount equal to the dividends unpaid and accumulated thereon to the date of such distribution whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of the junior stock. After payment to the holders of the Series B Preferred Shares of the amount to which such holders are entitled as above set forth, the holders of the Series B Preferred Shares shall have no claim to the remaining assets of the Corporation. If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of the Preferred Stock should be insufficient to permit the payment to them of the full preferential amounts set forth in this ARTICLE THIRD, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled.



 B. Anything in this Certificate to the contrary notwithstanding, the provisions of the preceding Subparagraph A of Section II of Paragraph (b)(4) of this ARTICLE THIRD shall

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not be applicable if the liquidation, dissolution or winding up of the
Corporation shall take place pursuant to, by reason of, or in connection with a Reorganization Transaction as hereinafter defined in Section V of Paragraph
(b)(4) of this ARTICLE THIRD. In such event, the rights and privileges of the Series B Preferred Shares, and the holders thereof, shall be governed by the applicable provisions of the said Section V.

     III. REDEMPTION

     A. The Corporation may redeem the Series B Preferred Shares, as follows:
(i) as to the Series B-1 Shares, at any time on or after June 30, 1969, at a redemption price of $200.00 per share, (ii) as to the Series B-2 Shares, at any time on or after June 30, 1970, at a redemption price of $200.00 per share,
(iii) as to the Series B-3 Shares, at any time on or after June 30, 1971, at a redemption price of $200.00 per share, (iv) as to the Series B-4 Shares, at any time on or after June 30, 1972, at a redemption price of $200.00 per share, and
(v) as to the Series B-5 Shares, at any time on or after June 30, 1973, at a redemption price of $200.00 per share, plus, in each case set forth in subsections (i) through (v) above, a further amount equal to the dividends unpaid and accumulated thereon to the date of such redemption, whether earned or declared, or not. All Series B Preferred Shares not previously converted shall become immediately redeemable at $1.00 per share if voted, pursuant to voting rights granted by the requirement of the laws of the State of New York, against any proposed capital reorganization or reclassification of the Common Stock, consolidation or merger of the Corporation with or into another corporation, conveyance of all or substantially all of the assets of the Corporation to another corporation, or any similar event which is recommended by the Board of Directors for the approval of shareholders by the Corporation; all provided, however, that such right of redemption at $1 per share may not be exercised if such reorganization, reclassification, consolidation, merger,

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conveyance, or other event would adversely affect or subordinate the holders of the Series B Preferred Shares not converted prior thereto, or the rights of such holders.

     B. Either of the above redemption rights may be exercised upon the Corporation's giving no less than 20 days' prior written notice of such redemption, by registered or certified mail, to each of the holders of the Share of the Series B Preferred Shares to be redeemed, at the last addresses of such holders as they shall appear in the records of the Corporation. Such notice shall specify the Shares to be redeemed, the redemption price per share, the date (hereinafter called the Redemption Date) upon which such redemption is to be effective and the redemption price to be paid, and the place of redemption (which shall be the office of the Corporation in the City of New York, or, if the Corporation makes the deposit hereinafter described, the place at which the bank or trust company in which such deposit is made is located). Prior to any Redemption Date, the Corporation may (but shall not be obligated to):

          (i) irrevocably deposit in trust with a bank or trust company in New York City having a combined capital and undivided surplus (as stated in its last published balance sheet) of not less than $15,000,000, the entire amount necessary (including accumulated dividends) to redeem the shares specified in the Notice of Redemption; and

          (ii) irrevocably authorize such bank or trust company to make the funds so deposited immediately available to the holders of such shares upon surrender thereof at such bank or trust company for payment; and in such case, if such deposit shall have been made and notice thereof given as above provided, the Corporation shall be deemed to have satisfied and discharged its obligation to redeem the shares specified in such notice and the shares called for redemption as aforesaid shall no longer be deemed to be outstanding and the holders thereof shall have no rights except the right to receive payment from the funds deposited therefor. Neither the

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


     giving of notice of redemption nor the making of any such deposit shall affect the right of the holder to convert such shares, as set forth in
     Section V hereof at or prior to the close of business of the day prior to the Redemption Date.

     IV. VOTING RIGHTS:

     The Series B Preferred Shares shall not entitle the holders thereof to vote at any meeting of the shareholders of the Corporation, except as otherwise required by the laws of the State of New York.

     V. CONVERSION RIGHTS:

     A. The Series B Preferred Shares shall be convertible into a number of fully paid and non-assessable shares of Common Stock equal, in the aggregate, to the number of shares of Common Stock determined in the manner provided in Paragraphs B and C of this Section V at such times as provided therein. Each share of the Series B Preferred Shares which is convertible into Common Stock under any of Paragraphs B(i) through B(v) of this Section V may be converted into a number of shares of Common Stock equal to 1/200 of the aggregate number of such shares into which the shares of that series of Series B Preferred Shares, as a whole, shall be convertible pursuant to each such paragraph.

     B. (i) On or after June 1, 1969, the Series B-2 Shares shall be convertible into a number of shares of Common Stock equal to 1/6 of the number obtained by dividing the aggregate of


     (a) four times the Boerner Earnings (as hereinafter defined) up to $300,000 for the fiscal year February 1, 1968 through January 31, 1969;

     (b) five times the Boerner Earnings in excess of $300,000 and up to $400,000 for such fiscal year;

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     (c)  five and on-half times the Boerner Earnings in excess of $400,000 and up to $500,000 for such fiscal year

     (d) six times the Boerner Earnings in excess or $500,000 and up to $600,000 for such fiscal year; and

     (e) seven times the Boerner Earnings in excess of $600,000 for such fiscal year by the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1969 to and including May 31, 1969.

     (ii) On or after June 1, 1970, the Series B-2 Shares shall be convertible into a number of shares of Common Stock equal to 1/6 of the number obtained by dividing the aggregate of:

     (a) four times the mean average of the portions of the Boerner Earnings up to $300,000 for each of the two fiscal years comprising the period from February 1, 1968 through January 31, 1970;

     (b) five times the mean average of the portions of the Boerner Earnings in excess of $300,000 and up to $400,000 for each of the two fiscal years comprising such period;

     (c) five and one-half the mean average of the portions of the Boerner Earnings in excess of $400,000 and up to $500,000 for each of the two fiscal years comprising such period;

     (d) six times the mean average of the portions of the Boerner Earnings in excess of $500,000 and up to $600,000 for each of the two fiscal years comprising such period; and

     (e) seven times the mean average of the portions of the Boerner Earnings in excess of $600,000 for each of the two fiscal years comprising such period.

by the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1970 to and including May 31, 1970.

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     (iii) On or after June 1, 1971, the Series B-3 Shares shall be convertible into a number of shares of Common Stock equal to 1/6 of the number obtained by dividing the aggregate of:

     (a) four times the mean average of the portions of the Boerner Earnings up to $300,000 for each of the three fiscal years comprising the period from February 1, 1968 through January 31, 1971;

     (b) five times the mean average of the portions of the Boerner Earnings in excess of $300,000 and up to $400,000 for each of the three fiscal years comprising such period;

     (c) five and one-half the mean average of the portions of the Boerner Earnings in excess of $400,000 and up to $500,000 for each of the three fiscal years comprising such period;

     (d) six times the mean average of the portions of the Boerner Earnings in excess of $500,000 and up to $600,000 for each of the three fiscal years comprising such period; and

     (e) seven times the mean average of the portions of the Boerner Earnings in excess of $600,000 for each of the three fiscal years comprising such period.

by the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1971 to and including May 31, 1971.

     (iv) On or after June 1, 1972, the Series B-4 Shares shall be convertible into a number of shares of Common Stock equal to 1/6 of the number obtained by dividing the aggregate of:

     (a) four times the mean average of the portions of the Boerner Earnings up to $300,000 for each of the four fiscal years comprising the period from February 1, 1968 through January 31, 1972;

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

     (b) five times the mean average of the portions of the Boerner Earnings in excess of $300,000 and up to $400,000 for each of the four fiscal years comprising such period;

     (c) five and one-half the mean average of the portions of the Boerner Earnings in excess of $400,000 and up to $500,000 for each of the four fiscal years comprising such period;

     (d) six times the mean average of the portions of the Boerner Earnings in excess of $500,000 and up to $600,000 for each of the four fiscal years comprising such period; and

     (e)  seven times the mean average of the portions of the Boerner Earnings in excess of $600,000 for each of the four fiscal years comprising such period.

by the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1973 to and including May 31, 193.

     (v) On or after June 1, 1973, the Series B-5 Shares shall be convertible into a number of shares of Common Stock equal to 1/6 of the number obtained by dividing the aggregate of:

     (a) four times the mean average of the portions of the Boerner Earnings up to $300,000 for each of the five fiscal years comprising the period from February 1, 1968 through January 31, 1973;

     (b) five times the mean average of the portions of the Boerner Earnings in excess of $300,000 and up to $400,000 for each of the five fiscal years comprising such period;

     (c) five and one-half the mean average of the portions of the Boerner Earnings in excess of $400,000 and up to $500,000 for each of the five fiscal years comprising such period;

     (d) six times the mean average of the portions of the Boerner Earnings in excess of $500,000 and up to $600,000 for each of the five fiscal years comprising such period; and

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     (e)  seven times the mean average of the portions of the Boerner Earnings in excess of $600,000 for each of the five fiscal years comprising such period.

by the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1973 to and including May 31, 1973; and by subtracting from the number so obtained the number of share of Common Stock into which the Series B Preferred Shares, whether or not theretofore converted, were convertible pursuant to Paragraphs B(i) through B(iv). If the number of shares of Common Stock into which the Series B Preferred Shares were convertible pursuant to Paragraphs B(i) through B(iv) exceeds the number of shares of Common Stock into which the Series B-5 Shares are otherwise convertible pursuant to this Paragraph B(v), the Corporation shall not be entitled to recapture any shares of Common Stock theretofore issued pursuant to Paragraphs B(i) through B(iv), or to in any manner reduce, as to unconverted Series B Preferred Shares, the number of shares of Common Stock into which any such shares were convertible pursuant to Paragraphs B(i) through B(iv).

     C. For purposes of determining the number of shares of Common Stock into which the Series B Preferred Shares shall be convertible the following provisions shall be applicable:


          (i) The Term "Boerner Earnings" shall mean the aggregate net earnings of the combined businesses of H. C. Boerner Company, Inc., Esco Marketing, Inc., I.D.F. Sales Company, Inc., and Boerner-Esco Company, Inc. (the first three of the corporations above named being New York corporations and the last-named corporation being a Massachusetts corporation) as such respective businesses (each of which is hereinafter referred to as a "Boerner Business" and collectively as the "Boerner Businesses") where constituted on February 1, 1968, or are

                                       10

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     constituted, or may hereafter be constituted and whether such Boerner
     Businesses are operated separately or in any combination as divisions of subsidiaries of the Corporation, after provision for all Federal, state, county and legal taxes measured by income (including excess profit taxes). Such net earnings shall be computed (whether such Boerner Businesses are operated separately or in any combination as divisions or subsidiaries of the Corporation, and shall be computed annually on the basis of fiscal years beginning February 1 and ending January 31, the first such fiscal year being the period from February 1, 1968 to January 31, 1968, inclusive. For purposes of such computations:

     (a) The amount of general and administrative expenses of the Corporation that may be charged to the Boerner Businesses shall only be actual cost to the Corporation for all services undertaken and rendered specifically for any such Boerner Business including, but not limited to, charges for legal and auditing services and the costs of life, disability, health and/or medical insurance and other employee benefit plans of the Corporation available to the employees of any Boerner Business, provided that such services be reasonably necessary and that the cost thereof be reasonable; plus the aggregate amount of $10,000 in any fiscal year in lieu of all other charges, except that for the fiscal year commencing February 1, 1968 and ending January 31, 1969, such charge shall be $5,000.

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     (b)  In computing the provisions to be made for taxes measured by income in respect to Boerner Earnings, there shall be taken into account as deductions a fair proportionate share (based upon the net operating income of each of the subsidiaries and divisions of the Corporation) of the surtax exemption to which the Corporation is entitled, and, for so long as any Boerner Businesses have been, or continue to be, operated as separate corporate entities, the entire surtax exemptions to which they may be entitled as separate corporate entities. For purposes of computing the amount of such taxes, the applicable rate shall be deemed to be the income tax and excess profits tax rate then in force.

     (c)  Capital gains and capital losses shall not be added or deducted.


     (d) For purposes of computing taxes measured by income in respect to Boerner Earnings, the accumulated loss from operations of Boerner-Esco Company, Inc., as of February 1, 1968, shall be offset against any profits of that corporation earned, or which may be earned, from and after February 1, 1968.

     (e) In computing the Boerner Earnings for each fiscal year, there shall be deducted amounts equal to the interest (computed at a rate equal to one-half of one percent above

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          the prevailing rate of interest then being charged the Corporation for bank borrowings, but in no event more than 1-1/2% above the "prime" bank rate then in effect in New York City) on such portion, if any, of the aggregate unpaid balance, during such fiscal year, as is in excess of $100,000, of all loans of money made after the date of issuance and delivery of the Series B Preferred Shares to the first registered owner thereof (such date being hereinafter called the "Series B Delivery Date") made by the Corporation, or any person, firm or corporation in common control with, or controlled by, the Corporation, to any one or more of the Boerner Businesses, all provided, however, that: no deduction shall be made in the event that such average aggregate unpaid balance, during any fiscal year, is $100,000 or less, and no deduction shall be made in respect to any loan made by any one or more Boerner Businesses to any other one or more Boerner
          Businesses. In the computation of the outstanding aggregate unpaid balance of such loans for purposes of this subparagarph (e), only such payment as, in the aggregate, are in excess of cumulative after-tax earnings of the Boerner Businesses accruing after the Series B
          Delivery Date shall be deemed in repayment of such loans.

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     (f)  No deduction shall be made for interest on the Corporation's 4.27%
          Convertible Subordinated Debentures due July 1, 1983, or the notes issued by the Corporation in connection with the acquisition of the Boerner Businesses.

     (g) No reserve against doubtful accounts shall be maintained for any Boerner Business, provided, however, that accounts uncollected for six months shall be charged off as a current expense, subject to being added to current income as, when and if later collected.

     (h) If any Boerner Business shares any office, plant or other facility with another division or subsidiary of the Corporation, utilities, rent and/or other charges relating to the shared premises shall be apportioned on the basis of space occupied. If any Boerner Business shares used, owned or rented personal property with any other division or subsidiary of the Corporation, then the costs, rent and/or other charges related to the shared personal property shall be apportioned on the basis of time actually used.

     (i) The amount of Federal income taxes based on income shall be computed without benefit of the credit against tax otherwise permitted to the Corporation pursuant to Section 38 of the Internal Revenue Code of 1954, as amended, except that any Boerner Business shall be entitled to a tax

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          credit under such section in respect of property acquired by such
          Business which qualifies therefor.

     (j) The number of shares of Common Stock at any time issuable upon conversion of the Series B Preferred Shares on the basis of the Boerner Earnings shall be adjusted by reason of any federal audit or procedure pertaining to any matter or transaction effected by a Boerner Business which results in an adjustment of Boerner Earnings for or in respect of the period which commenced on February 1, 1968 and shall end on January 31, 1973.

     (k) In case the Corporation shall, during the period commending May 1 and ending June 1 of any of the years 1969 through 1973, subdivide its outstanding shares of Common Stock into a greater number of shares, issue a stock dividend, or combine its outstanding shares of Common Stock into a smaller number of shares, the determination of the average of the closing prices of the Common Stock for purposes of Paragraphs B(i) through B(v) shall be equitably adjusted by dividing the closing price on each day of the relevant May 1 through June 1 period prior to such event, by a fraction the numerator of which shall be the number of outstanding shares of Common Stock immediately prior to the occurrence of such event and the denominator of which shall

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          be the number of outstanding shares of Common Stock immediately after the occurrence of such event.

     (l) If the Corporation issues a stock dividend, subdivides its outstanding shares of Common Stock into a greater number of shares, or combines its outstanding shares of Common Stock into a smaller number of shares after June 1 of any year in which a Series of the Series B Preferred Shares shall have become convertible, the shares of Common Stock into which such Series B Preferred Shares are thereafter convertible shall be proportionately increased in the case of such dividend or subdivision and proportionately decreased in the case of such combination.


     D. A Series B Preferred Share, the right of conversion of which into Common Stock has matured, but has not been exercised, is hereinafter referred to as a "Matured Series B Preferred Share". A Series B Preferred Share, the right of conversion of which into Common Stock has not matured is hereinafter referred to as an "Unmatured Series B Preferred Share". In the case of any consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the continuing corporation), or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation for a consideration other than all cash (each such other corporation being hereinafter referred to as the "New Corporation" and any of the foregoing events being hereinafter referred to as a "Reorganization Transaction"), the terms of such Reorganization Transaction shall include specific provision for the assumption by the New Corporation of all of the obligations of the Corporation

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

pursuant to a certain agreement dated June 20, 1968 between the Corporation and HOWARD C. BOERNER, and

     (i) If the Common Stock of the New Corporation shall then be listed upon or admitted to trading upon the New York Stock Exchange or the American Stock Exchange, the Reorganization Transaction shall provide:

     (a) That the holder of each Matured Series B Preferred Share shall, as a part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, the same number of shares of stock and the same other securities or property, if any, as such holder would have been entitled to receive had he, immediately prior to such Reorganization Transaction, been the holder of the number of shares of Common Stock into which such Matured Series B Preferred Share might have then been converted, and

     (b) That the holder of each Unmatured Series B Preferred Share shall, as part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, a share of preferred stock of the new Corporation which, as a security of the new Corporation, shall have substantially the same rights, preferences and privileges, including, without limitation, the right of conversation thereof into common stock of the New Corporation in accordance with the terms of this Section V, as those enjoyed by a Series B Preferred Share as a security of the Corporation.

     (ii) If the Common Stock of the New Corporation shall not then be listed upon or admitted to trading upon either the New York Stock Exchange or the American Stock Exchange, the Reorganization Transaction shall provide as follows:


     (a) That the Corporation give to each holder of Series B Preferred Shares, no less than 30 days prior to the consummation of the Reorganization Transaction, written notice (hereinafter called the "Company Notice") of the terms and conditions thereof, and the date fixed for the consummation thereof.

     (b) That the holder of each Matured Series B Preferred Share shall, as a part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, the same number of shares of stock and the same other securities or property, if any as such holder would have been entitled to receive had he, immediately prior to such Reorganization Transaction, been the holder of the number of shares of Common Stock into which such Matured Series B Preferred Share might then have been converted.

     (c) That the holder of each Unmaturerd Series B Preferred Share shall have the options exercisable as hereinafter provided, either:

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          (aa) To receive, in exchange for each such share held by him, as part of the Reorganization Transaction, a share of preferred stock of the New Corporation which, as a security of the New Corporation, shall have substantially the same rights, preferences and privileges, including, without limitation, the right of conversion thereof into common stock of the New Corporation in accordance with the terms of this Section V as those enjoyed by a Series B Preferred Share as a security of the Corporation, or

          (bb) To receive, in exchange for all of the Unmatured Series B Preferred Shares held by such holder, a sum (hereinafter called "Cash Payment"), to be paid in cash to such holder by the Corporation immediately upon the sale or exchange provided for by the Reorganization Transaction, which Cash Payment shall be in an amount determined as follows:

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

               There shall first be computed the aggregate amount of the Boerner Earnings for the fiscal years comprising the period from February 1, 1968 through the end of the fiscal year next preceding the fiscal year in which such Reorganization Transaction takes place. Such aggregate amount shall then be divided by the number of fiscal years included in such period. The resulting number of dollars is hereinafter referred to as the "Average Annual Earnings". The portion of the Average Annual Earnings not in excess of $300,000 shall then be multiplied by four, the portion of the Average Annual Earnings in excess of $300,000 and up to $400,000 shall be multiplied by five, the portion of the Average

               Annual Earnings in excess of $400,000 and up to $500,000 shall be multiplied by five and one-half, the portion of the Average Annual Earnings in excess of $500,000 and up to $600,000 shall be multiplied by six, and the portion of the Average Annual Earnings in excess of $600,000 shall be multiplied by seven. The products of such multiplications shall then be totaled, such total being hereinafter referred to as the "Annualized Five-Year Earnings:
               There shall thereupon be subtracted from the Annualized Five-year Earnings the sum of (aaa) the dollar value of the shares of Common stock theretofore issued in exchange for Series B Preferred Shares upon the conversion thereof, plus (bbb) the dollar value of the shares of Common Stock issuable upon the conversion of all Matured Series B. Preferred Shares. For purposes of the computation of the dollar values referred to in (aaa) and (bbb) above, such values are to be based upon the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the calendar month ending three calendar months prior to the first day of the month in which the sale or exchange provided for by the reorganization Transaction takes place.


               The remainder, if any, resulting from such subtraction shall thereupon be multiplied by a fraction, the numerator of which shall be the total number of Series B-5 Shares held by such holder and the denominator of which shall be the total number of Series B-5 Shares then issued and outstanding, and the products of such multiplication shall be the Cash Payment.

          (d) A holder of Unmatured Series B Preferred Shares may exercise either of the options hereinabove provided in the preceding Subsection (c) only by giving to the Corporation, no later than 20 days after the giving of the Company Notice, written notice of his intention to exercise the same. All notices required or permitted pursuant to this Section V shall be deemed fully made and given upon the mailing of the same, properly addressed, via registered or certified mail, return receipt requested. In the event any holder of an Unmatured Series B. Preferred Share shall fail to exercise either of the aforesaid options within the period and in the manner above provided, it shall be conclusively presumed that such holder duly elected to exercise such one of the two options as was exercised by the holders of a majority of the Unmatured Series B. Preferred Shares.

     E. In the case of a sale of all or substantially all of the assets of the Corporation for all cash, such transaction shall be deemed a Reorganization Transaction for purposes of Paragraph B of Section II of Paragraph (b)(4) of this ARTICLE THIRD, and

     (i) the holder of each Matured Series B Preferred Share shall, as a part of such transaction, be entitled to receive, in exchange for each such share, the same amount of cash as such holder would have been entitled to receive had he, immediately prior to such transaction, been the holder of the number of shares of Common stock into which such Matured series B Preferred Share might have been converted, and

     (ii) the holder of each Unmatured Series B Preferred Share shall, as part of such transaction, be entitled to receive, in exchange for all of the Unmatured Series B Preferred Shares held by such holder, a sum (hereinafter called "Money Payment"), to be paid in cash to such holder by the Corporation immediately upon the sale provided for by such transaction, which Money Payment shall be in an amount determined as follows:

               There shall first be computed the aggregate amount of the Boerner Earnings for the fiscal years comprising the period from February 1, 1968 through the end of the fiscal year next preceding the fiscal year in which such transaction takes place. Such aggregate amount shall then be divided by the number of fiscal years included in such period. The resulting number of dollars is hereinafter referred to as the "Average Annual Earnings". The portion of the Average Annual Earnings not in excess of $300,000 shall then be multiplied by four, the portion of the Average Annual Earnings in excess of $300,000 and up to $400,000 shall be multiplied by five, the portion of the Average Annual Earnings in excess of $400,000 and up to $500,000 shall be multiplied by five and one-half, the portion of the Average Annual Earnings in excess of $500,000 and up to $600,000 shall be multiplied by six, and the portion of the

          Average Annual Earnings in excess of $600,000 shall be multiplied by seven. The products of such multiplications shall then be totaled, such total being hereinafter referred to as the "Annualized Five-Year Earnings". There shall thereupon be subtracted from the Annualized Five-Year Earnings the sum of (a) the dollar value of the shares of Common Stock theretofore issued in exchange for Series B Preferred Shares upon the conversion thereof, plus (b) the dollar value of the shares of Common Stock issuable upon the conversion of all Matured Series B Preferred Shares. For purposes of computation of the dollar values referred to in (a) and (b) above, such values are to be based upon the mean average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the calendar month ending three calendar months prior to the first day of the month in which the sale provided for by the transaction takes place.

               The remainder, if any, resulting from such subtraction shall thereupon be multiplied by a fraction, the numerator of which shall be the total number of Series B-5 Shares held by such holder and the denominator of which shall be the total number of Series B-5 Shares then issued and outstanding, and the product of such multiplication shall be the Money Payment.

     F. If the Common Stock at any time hereafter should not be listed for trading on the American Stock Exchange but rather on the New York Stock Exchange reference herein to the

American Stock Exchange shall be deemed to mean the New York Stock Exchange. If on any trading day hereinabove referred to the Common Stock shall be listed for trading on the American Stock Exchange or the New York Stock Exchange but shall not be traded, reference to the closing price of the Common Stock on such day shall be deemed to mean the average of the closing bid and asked quotations for the Common Stock on such Exchange on such day.

     G. Before any holder of Series B Preferred Shares shall be entitled to convert the same into Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at an office of the transfer agent of the Corporation, and shall give written notice to the Corporation at said office that it elects to convert the same. The Corporation will, promptly thereafter, issue and deliver at said office to such holder of shares of Series B Preferred Shares, or to the nominee or nominees of such holder, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash payment in lieu of any fraction of a share. Shares of Series B Preferred Shares shall be deemed to have been converted as of the date on which such shares shall have been surrendered to and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record for all purposes of the shares represented thereby.

     H. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Shares, the number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Shares from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of New York, increase the authorized amount of its Common Stock if any time the number of shares of authorized but unissued Common Stock shall not be sufficient to permit the conversion of all of the shares of the Series B Preferred Shares at the time outstanding.

     I. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series B Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     J. The Corporation may by appropriate resolution of its Board of Directors and with the consent of the holders of sixty-six and two-thirds (66-2/3%) percent of the Series B Preferred Shares and with or without the consent of the holders of the Common Stock or any other Series of Preferred Stock, change the terms of the Series B Preferred Shares, except that, notwithstanding the foregoing, the Corporation shall not take any which would, pursuant to the provisions of this Section V of Paragraph (b)(4) of this ARTICLE THIRD, reduce the conversion price to an amount less than the par value per share, if any of the Common Stock into which shares of the Series B Preferred Shares are a the time convertible.

     K. Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Series B Preferred Shares surrendered for conversion, provided, however, that if the Corporation shall be arrears in the payment of dividends on the Series B Preferred Shares surrendered for conversion, the number of shares of Common

Stock deliverable upon such conversion shall be equitably increased to compensate for the amount of the dividend arrearage. Anything herein in this
Section V to the contrary notwithstanding, in the case of redemption of any Series B Preferred Shares the right of conversion shall cease and terminate as to shares called for redemption at the close of business on the day next prior to the Redemption Date unless default shall be made in the payment of the redemption price.


     L. If, by reason of any delisting of the Common Stock by the American Stock Exchange or the New York Stock Exchange, it shall not be possible to make any calculation, hereinabove in this Section V provided for, based upon the closing price or prices of the Common Stock on such Exchange on or during a particular day or period, then and in such event, in making such calculation there shall be used, in lieu of such closing price or prices, the fair value per share of the Common Stock on or during such day or period, determined in such manner as may be reasonable and appropriate under the circumstances."

     5. The amendment of the Certificate of Incorporation was authorized and approved by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, we have hereunto subscribed this Certificate this 20th day of September 1968, and we affirm the statements herein contained as true under penalties of perjury.

                                               ------------------------------
                                               Vice-President


                                               ------------------------------
                                               Secretary

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